OPINION OF WARREN E. SIMPSON

Exhibit 5

The Board of Directors

SUPERVALU INC.

11840 Valley View Road

Eden Prairie, Minnesota 55344

Ladies and Gentlemen:

This opinion is being furnished to you in connection with the proposed registration of 9,000,000 shares (the “Shares”) of the common stock, par value $1.00 per share, of SUPERVALU INC. (the “Company”). For purposes of this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the following:

1.	The Restated Certificate of Incorporation of the Company.

2.	The Restated Bylaws of the Company.

3.	The SUPERVALU INC. 2002 Stock Plan

4.	The registration statement on Form S-8, including exhibits (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof in connection with the registration of the Shares under the Securities Act of 1933, as amended.

I have also examined such documents and reviewed such questions of law, as I have considered necessary and appropriate for the purposes of this opinion.

In such examination, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons.

I am admitted to practice in the State of Minnesota and I express no opinion as to the laws of any other jurisdiction other than the corporate laws of the State of Delaware and the securities laws of the United States of America to the extent referenced herein.

Based on the foregoing, I am of the opinion that upon the issuance of the Shares, which are the subject of the Registration Statement referenced in item 4 above, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Validity of the Shares” contained in the Prospectus included therein. Except as otherwise provided herein, this opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose without my express permission.

Dated: February 10, 2006

Very truly yours,

/s/ Warren E. Simpson
Warren E. Simpson